COMPANY CONTACT:	Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer	Linda Latman (212) 836-9609
(405) 235-4546	Lena Cati (212) 836-9611
The Equity Group Inc.

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS RECORD RESULTS FOR THE
2011 SECOND QUARTER

OKLAHOMA CITY, Oklahoma…August 8, 2011… LSB Industries, Inc. (NYSE: LXU) announced today record results for the second quarter ended June 30, 2011.

Second Quarter 2011 Financial Highlights Compared to Second Quarter 2010:
•	Sales were $235.6 million, a 40% increase from $168.4 million;
•	Operating income was $48.3 million compared to $12.8 million, an increase of $35.5 million;
•	Net income and net income applicable to common shareholders were $28.6 million compared to $6.0 million; and
•	Diluted earnings per common share were $1.22 compared to $0.27.

Discussion of Second Quarter of 2011:
The $67.2 million increase in consolidated sales was primarily the result of a $49.2 million or 46% increase in Chemical Business sales and an approximate $17.4 million or 29% increase in Climate Control Business sales.

The $35.5 million increase in consolidated operating income includes a $33.5 million net increase by the Chemical Business and a $2.2 million increase by the Climate Control Business.
•
The increase in the Chemical Business operating income reflects increased overall selling prices and volumes across all major product lines: agricultural, mining and industrial chemical products.  In the 2011 second quarter, the Pryor, Oklahoma chemical plant, (the “Pryor Facility”) contributed operating income of $23.0 million, compared to an operating loss of $2.0 million in the second quarter of 2010.  Pryor Facility operating income in the second quarter of 2011 includes an estimated $4.0 million reduction due to unplanned maintenance downtime and an $8.6 million business interruption insurance recovery in connection with damage to that facility’s ammonia plant in June 2010; and

•	The increase in the Climate Control Business operating income is primarily due to higher sales volume.

First Six Months 2011 Financial Highlights Compared to First Six Months 2010:
•	Sales were $413.1 million, a 38% increase from $298.8 million;
•	Operating income was $82.3 million compared to $17.2 million;
•	Net income was $49.5 million compared to $7.7 million;
•	Net income applicable to common shareholders increased to $49.2 million from $7.4 million; and
•	Diluted earnings per common share were $2.12 compared to $0.35.

LSB Industries, Inc.                                                                   Page 2

August 8, 2011

Through the first half of 2011, the 38% increase in sales included a 47% increase in Chemical Business sales and a 24% increase for the Climate Control Business.  The increase in consolidated operating income for the first six months of 2011 was the result of increases in the Chemical and Climate Control Businesses operating income of $60.8 million and $5.1 million, respectively, partially offset by increases in general corporate expense and other business operations net of $0.8 million.

The $60.8 million increase in Chemical Business operating income included operating income of $30.5 million from the Pryor Facility, including the $8.6 million insurance recovery, on sales to third parties of $52.8 million compared to an $8.0 million operating loss in the first half of 2010 on sales of $6.0 million.  In addition, the Chemical Business realized a net benefit of $3.8 million from the utilization by our other Chemical Business facilities of lower cost ammonia produced at the Pryor Facility.

Second Quarter Chemical Business Overview:
Sales for the Chemical Business were $155.6 million, representing a 46% increase over the second quarter of 2010.  While sales increased across all major product lines, our agricultural products sales increased $30.9 million, or 61%, due in great part to an increase of 48,000 tons of Urea Ammonium Nitrate (UAN) and 13,000 tons of ammonia sold into agricultural markets from the Pryor Facility and overall higher selling prices for these products.  Tons of agricultural products sold increased 25% over the second quarter of 2010.  Our sales of industrial acids and other products increased 35% primarily due to increased selling prices while our mining product sales increased 30% due to higher selling prices and to a lesser extent, increased volume.

Beyond the increase in sales, gross profit improved due to reduced costs per ton stemming from improved production efficiencies and higher volumes at our Pryor Facility, as well as from the aforementioned $8.6 million business interruption insurance recovery and gains by other Chemical Business facilities from precious metals recoveries of $1.9 million. As previously reported, the anhydrous ammonia plant and the nitric acid plant of the Pryor Facility were shutdown for unplanned maintenance and repairs resulting in lost production during June.  The unplanned downtime negatively affected Pryor Facility’s operating income by an estimated $4.0 million due to lost production and sales during the second quarter of 2011.

Second Quarter Climate Control Business Overview:
Net sales for the Climate Control Business were $77.2 million, a 29% increase from the second quarter of 2010 due to a 13% increase in geothermal and water source heat pump net sales, an 88% increase in net sales of hydronic fan coils and a 44% increase in other Climate Control Business product net sales.  There was a 27% improvement in commercial/institutional product sales, primarily due to a stronger beginning backlog related to higher product order levels during the first quarter of 2011, offset by a 12% decrease in residential product sales, primarily due to lower product order levels for these products in the second quarter.  The overall increase in Climate Control Business sales resulted in a 31% or $2.2 million increase in operating income.

Bookings of new product orders were $64.3 million in the second quarter of 2011 compared to $71.6 million in the first quarter of 2011.  As compared to the second quarter of last year, orders for commercial/institutional products were off 2% and orders for residential product orders were down 33%, reflecting the slowdown in construction and economic recovery - especially in the housing sector.  At June 30, 2011, the backlog of confirmed customer product orders was $49.9 million compared to $58.3 million at March 31, 2011.

LSB Industries, Inc.                                                                   Page 3

August 8, 2011

CEO’s Remarks:
Jack Golsen, LSB's Board Chairman and CEO stated, “This was the best quarter in our recent history in terms of sales, operating income and net income.   While we remain confident that 2011 will be an outstanding year, our optimism has been tempered by current economic and weather-related issues.

“In our Chemical Business, we expect that demand for our industrial and mining products should remain strong for the balance of 2011.   The supply and demand fundamentals for our agricultural products have never been better.  Demand for UAN fertilizer is robust, driven by the positive outlook for the crops that use our nitrogen fertilizers.  Currently certain of our El Dorado Chemical Company facility’s Mid-South market area for agricultural grade ammonium nitrate is in a drought condition.  As a result, we expect to ship product to other freight logical markets and/or divert the capacity to other products.”

He noted, “We recently completed the Turnaround at the Pryor Facility and we are in the process of resuming UAN production.  Turnarounds at our other chemical plants are underway or are scheduled to take place during the current third quarter.”

Mr. Golsen continued, “In our Climate Control Business, our sales to commercial and institutional construction sectors are expected to increase modestly during the remainder of 2011.  However, based on the most recent industry reports, which point to lower residential construction this year than previously forecast, as well as unfavorable architectural billing index numbers during the second quarter, we have moderated our near-term expectations for the Climate Control Business.   In addition to an 88% increase in fan coil sales during the second quarter, we are seeing some promising trends in what we call “other HVAC products”, which include large custom air handlers, modular chillers and engineering and construction services with aggregate sales of other HVAC products up close to 44% in the current second quarter.  In that regard, the completion of our dedicated modular chiller manufacturing facility is running on schedule and it should start production during the third quarter.”

Balance Sheet & Outlook:
Mr. Golsen noted, “Our financial condition has continued to strengthen; at June 30, 2011, stockholders’ equity was $255.6 million; we have a strong cash position and our long-term debt to equity ratio was 0.3 to 1.  To give us even greater financial flexibility, we recently increased our term loan from $50 million to $75 million.  Since June 30, 2011, all but $500,000 of the remaining 2007 Debentures have been converted to LSB common stock.”

Conference Call
LSB’s management will host a conference call covering the second quarter results on August 8, 2011 at 5:15 pm ET/4:15 pm CT to discuss these results and recent corporate developments.  Participating in the call will be CEO, Jack E. Golsen; President and COO, Barry H. Golsen; and Executive Vice President and CFO, Tony M. Shelby.  Interested parties may participate in the call by dialing (201) 493-6739.  Please call in ten minutes before the conference is scheduled to begin and ask for the LSB conference call.  To coincide with the conference call, LSB will post a slide presentation at www.lsb-okc.com on the webcast section of Investor Info tab.

To listen to a webcast of the call, please go to the Company’s website at www.lsb-okc.com at least 15 minutes before the conference call to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website.  We suggest listeners use Microsoft Explorer as their web browser.

# # #
See Accompanying Tables

LSB Industries, Inc.                                                                   Page 4

August 8, 2011

LSB Industries, Inc.
LSB is a manufacturing, marketing and engineering company.  LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, hydronic fan coils and large custom air handlers; the manufacture and sale of chemical products for the mining, agricultural and industrial markets; and the provision of specialized engineering services and other activities.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995.  These forward-looking statements generally are identifiable by use of the words “believe,” “expects,” “intends,” “plans to,” “estimates,” “projects” or similar expressions, and such forward-looking statements include, but are not limited to, that we remain confident that 2011 will be an outstanding year; with respect to our Chemical Business, that we expect that demand for our industrial and mining products will continue to be strong for the balance of 2011; supply and demand fundamentals for our agricultural products have never been better; that we expect to ship product to other freight logical markets and/or divert the capacity to other products; with respect to our Climate Control Business, we are seeing some promising trends in “other HVAC products”;  that the completion of our dedicated modular chiller manufacturing facility is running on schedule and it should start production during the third quarter.  Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from the forward-looking statements as a result of various factors, including, but not limited to, general economic conditions, effect of the recession on the commercial and residential construction industry, acceptance by the market of our geothermal heat pump products, acceptance of our technology, changes to federal legislation or adverse regulations, available working capital, ability to install necessary equipment and renovations at the Pryor Facility in a timely manner, ability to finance our investments, and other factors set forth under “A Special Note Regarding Forward-Looking Statements”, a discussion of a variety of factors which could cause the future outcome to differ materially from the forward-looking statements contained in this letter contained in the Form 10-K for year ended December 31, 2010, and the Form 10Qs for the quarters ended March 31, 2011 and June 30, 2011.

LSB Industries, Inc.                                                                   Page 5

August 8, 2011

LSB Industries, Inc.
Unaudited Financial Highlights
Six Months and Three Months Ended June 30, 2011 and 2010

Six Months	Three Months
2011	2010	2011	2010
(in thousands, except per share amounts)
Net sales	$413,112	$298,802	$235,619	$168,392
Cost of sales	287,172	235,388	163,533	133,244
Gross profit	125,940	63,414	72,086	35,148

Selling, general and administrative expense	43,102	46,827	22,517	22,238
Provisions for (recoveries of) losses on accounts receivable	121	(35)	79	(44)
Other expense	2,383	302	2,321	244
Other income	(1,977)	(906)	(1,105)	(100)
Operating income	82,311	17,226	48,274	12,810

Interest expense	3,580	4,079	1,868	1,999
Losses on extinguishment of debt	136	52	136	52
Non-operating other expense (income), net	(5)	(38)	2	-
Income from continuing operations before provisions for income taxes and equity in earnings and losses of affiliate	78,600	13,133	46,268	10,759
Provisions for income taxes	29,149	5,891	17,492	4,979
Equity in losses (earnings) of affiliate	(207)	(528)	78	(267)
Income from continuing operations	49,658	7,770	28,698	6,047

Net loss from discontinued operations	110	43	53	38
Net income	49,548	7,727	28,645	6,009

Dividends on preferred stocks	305	305	-	-
Net income applicable to common stock	$49,243	$7,422	$28,645	$6,009

Weighted - average common shares:
Basic	21,657	21,227	22,133	21,229
Diluted	23,485	21,692	23,526	22,377

Income per common share:
Basic	$2.27	$.35	$1.29	$.28
Diluted	$2.12	$.35	$1.22	$.27

LSB Industries, Inc.                                                                   Page 6

August 8, 2011

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Six Months and Three Months Ended June 30, 2011 and 2010

Note 1:
Net income applicable to common stock is computed by adjusting net income by the amount of preferred stock dividends and dividend requirements, if applicable.  Basic income per common share is based upon net income applicable to common stock and the weighted-average number of common shares outstanding during each period.

Diluted income per share is based on net income applicable to common stock plus preferred stock dividends and dividend requirements on preferred stock assumed to be converted, if dilutive, and interest expense including amortization of debt issuance costs, net of income taxes, on convertible debt assumed to be converted, if dilutive, and the weighted-average number of common shares and dilutive common equivalent shares outstanding, and the assumed conversion of dilutive convertible securities outstanding.

Note 2:	Provisions for income taxes are as follows:

Six Months Ended June 30,		Three Months Ended June 30,
(in thousands)
2011	2010	2011	2010
Current
Federal	$21,914	$4,473	$12,766	$3,957
State	5,669	1,174	3,123	967
Total current	$27,583	$5,647	$15,889	$4,924

Deferred:
Federal	$1,378	$226	$1,414	$49
State	188	18	189	6
Total deferred	1,566	244	1,603	55
Provisions for income taxes	$29,149	$5,891	$17,492	$4,979

For the six and three months ended June 30, 2011 and 2010, the current provision for federal income taxes shown above includes regular income tax after the consideration of permanent and temporary differences between income for GAAP and tax purposes.  For the six and three months ended June 30, 2011 and 2010, the current provision for state income taxes shown above includes regular state income tax and provisions for uncertain state income tax provisions.

Our annual estimated effective tax rates include the impact of permanent tax differences, such as the domestic manufacturer deduction, the advantage energy credit and other permanent items.

Note 3:	Information about the Company’s operations in different industry segments for the six and three months ended June 30, 2011 and 2010 is detailed on the following page.

LSB Industries, Inc.                                                                   Page 7

August 8, 2011

LSB Industries, Inc.
Notes to Unaudited Financial Highlights

Six Months and Three Months Ended June 30,
2011	2010	2011	2010
(in thousands)
Net sales:
Climate Control	$140,824	$113,499	$77,175	$59,828
Chemical (1)	267,051	181,250	155,620	106,378
Other	5,237	4,053	2,824	2,186
	$413,112	$298,802	$235,619	$168,392

Gross profit: (2)
Climate Control	$44,881	$37,231	$23,395	$18,832
Chemical (1)	79,112	24,760	47,644	15,602
Other	1,947	1,423	1,047	714
	$125,940	$63,414	$72,086	$35,148

Operating income: (3)
Climate Control	$17,619	$12,520	$9,178	$6,993
Chemical (1)	71,818	11,063	42,720	9,178
General corporate expenses and other business operations, net (3)	(7,126)	(6,357)	(3,624)	(3,361)
	82,311	17,226	48,274	12,810

Interest expense	(3,580)	(4,079)	(1,868)	(1,999)
Losses on extinguishment of debt	(136)	(52)	(136)	(52)
Non-operating other income (expense), net:
Climate Control	1	1	-	-
Chemical	1	5	1	3
Corporate and other business operations	3	32	(3)	(3)
Provisions for income taxes	(29,149)	(5,891)	(17,492)	(4,979)
Equity in earnings (losses) of affiliate, Climate Control	207	528	(78)	267
Income from continuing operations	$49,658	$7,770	$28,698	$6,047

LSB Industries, Inc.                                                                   Page 8

August 8, 2011

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Six Months and Three Months Ended June 30, 2011 and 2010

(1)
During most of the first six months of 2011, the Pryor Facility had sustained production of anhydrous ammonia and UAN compared to limited production during the first six months of 2010.  For the six and three months ended June 30, 2011, the Pryor Facility had net sales to unrelated third parties of $52.8 and $33.5 million, respectively and operating income of $30.5 million and $21.9 million, respectively, resulting from those sales and an insurance recovery of $8.6 million recognized relating to a business interruption claim, which was recorded as a reduction to cost of sales. In addition, for the six and three months ended June 30, 2011, the Chemical Business realized a net benefit of $3.8 million and $1.1 million, respectively, from the utilization by our other facilities of lower cost ammonia produced at the Pryor Facility.  By comparison for the six and three months ended June 30, 2010, the Pryor Facility had net sales to unrelated third parties of $6.0 million and $5.7 million and an operating loss of $8.0 million and $2.0 million, respectively.  Due to limited and intermittent production at the Pryor Facility during the first six months of 2010, most of its operating loss related to nonproduction-related expenses incurred were classified as selling, general and administrative expenses (“SG&A”).

(2)	Gross profit by industry segment represents net sales less cost of sales. Gross profit classified as “Other” relates to the sales of industrial machinery and related components.

(3)
Our chief operating decision makers use operating income by business segment for purposes of making decisions, which include resource allocations and performance evaluations.  Operating income by business segment represents gross profit by business segment less SG&A incurred by each business segment plus other income and other expense earned, incurred by each business segment before general corporate expenses and other business operations, net.  General corporate expenses and other business operations, net, consist of unallocated portions of gross profit, SG&A, other income and other expense.

LSB Industries, Inc.                                                                   Page 9

August 8, 2011

LSB Industries, Inc.
Consolidated Balance Sheets
(Unaudited)

June 30, 2011	December 31, 2010
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$115,998	$66,946
Restricted cash	83	31
Short-term investments	-	10,003
Accounts receivable, net	101,689	74,259
Inventories	59,651	60,106
Supplies, prepaid items and other:
Prepaid insurance	1,965	4,449
Precious metals	14,639	12,048
Supplies	7,614	6,802
Fair value of derivatives and other	9	1,454
Other	2,321	1,174
Total supplies, prepaid items and other	26,548	25,927
Deferred income taxes	5,490	5,396
Total current assets	309,459	242,668

Property, plant and equipment, net	144,299	135,755

Other assets:
Debt issuance costs, net	1,243	1,023
Investment in affiliate	3,398	4,016
Goodwill	1,724	1,724
Other, net	3,687	2,795
Total other assets	10,052	9,558
	$463,810	$387,981

(Continued on following page)

LSB Industries, Inc.                                                                   Page 10

August 8, 2011

LSB Industries, Inc.
Consolidated Balance Sheets (continued)
(Unaudited)

June 30, 2011	December 31, 2010
	(in thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$53,817	$51,025
Short-term financing	1,537	3,821
Accrued and other liabilities	36,534	31,507
Current portion of long-term debt	5,579	2,328
Total current liabilities	97,467	88,681

Long-term debt	81,250	93,064

Noncurrent accrued and other liabilities	13,583	12,605

Deferred income taxes	15,921	14,261

Stockholders' equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 26,496,670 shares issued (25,476,534 at December 31, 2010)	2,650	2,548
Capital in excess of par value	158,719	131,845
Retained earnings	119,594	70,351
	283,963	207,744
Less treasury stock at cost:
Common stock, 4,320,462 shares	28,374	28,374
Total stockholders' equity	255,589	179,370
	$463,810	$387,981